UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 16, 2003
(Date of earliest event reported):  April 14, 2003

CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN 47202-3005
(Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: (812) 377-5000

Item 5.  Other Events

       On April 14, 2003 Cummins Inc. (the "Company") issued a press release announcing that it expects to re-audit and restate its 2000 and 2001 financial statements and restate financial statements for 1995 through 1999, relating to its previously announced need for a $15.4 million after-tax ($23.1 million pre-tax) accounts payable adjustment primarily associated with the implementation of a new enterprise resource planning system in one of its plants.  In the press release, the Company also announced that it will file its 2002 Form 10-K as soon as practicable following completion of the re-audit.  A copy of the release is filed herewith as Exhibit 99.1.

       The Company's long-term debt is issued under a November 20, 2002 Indenture between the Company and BNY Midwest Trust Company as trustee for $250 million in 9.5% senior notes, a June 18, 2001 Indenture between the Company and BNY Midwest Trust Company as trustee for $300 million in 7% convertible preferred securities and a March 1, 1986 Indenture between the Company and JPMorgan Chase Bank (formerly The Chase Manhattan Bank) for four series of securities with an aggregate value of $760 million.

       In connection with the November 20, 2002 offering under the 2002 Indenture, the Company agreed to file an exchange offer registration statement and complete that exchange offer by no later than May 19, 2003.  If the company fails to meet this deadline, the Company will be contractually obligated to pay an additional 0.25% interest on the notes issued under this Indenture.  For every 90 days that completion of the exchange offer is delayed, the rate will increase by an additional 0.25% up to a maximum of a 1% increase.

       Due to the uncertainties surrounding the filing of the Company's 10-K, the Company has also exercised its right to suspend the use of the resale prospectus in its effective registration statement regarding the convertible preferred securities issued under the 2001 Indenture.  Beginning on March 1, 2003, this resulted in the accrual of an additional 0.5% dividend on these securities, which the Company will continue to pay until use of the prospectus is resumed upon the filing of the 10-K.

       The 2002, 2001 and 1986 Indentures all require the Company to deliver to the respective Trustee a copy of the Company's annual filings with the Securities and Exchange Commission (SEC) within specified periods of time after such filings are due.  The delay in filing the 2002 10-K will not result in an automatic default and acceleration of maturity of the Company's long-term debt issued under any of the Indentures.  However, the Trustee and the debt holders will have a right, beginning as early as April 15, 2003, to notify the Company of its nonperformance and declare the principal amount and all accrued interest to be due and payable.  Based on discussions with the Indenture Trustees, the Company currently has no reason to believe that notices will be given.  However, if that were to occur, the Company would have 60 days to cure the nonperformance or obtain waivers of the applicable Indenture covenants with consent from holders of 51% or more of the aggregate principal indebtedness under each series of the long-term debt.  Any acceleration of maturity of the Company's long-term debt issued under any of the respective Indentures could lead to the acceleration of the maturity of the indebtedness under the Company's other Indentures, an automatic default and termination of unused commitments under the Company's November 5, 2002, $385 million, three-year revolving credit facility and default under certain other indebtedness of the Company.

       The Company's 2002 Credit Agreement also requires the Company to deliver its audited year-end financial statements within a specified period of time.  The Company has received a waiver through November 30, 2003 of any breaches due to a delay in the delivery of these statements.  The Company currently has $183 million outstanding under this credit facility, including letters of credit.

Item 7.  Financial Statements and Exhibits

   ( c)  Exhibits

           99.1  Press release dated April 14, 2003 of Cummins Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 16, 2003
Cummins Inc.
By: /s/ Susan K. Carter ______________________________ Susan K. Carter Vice President - Finance (Principal Accounting Officer)